UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                December 21, 1999

                              e-Net.Com Corporation
             (Exact name of registrant as specified in its charter)

           Nevada                   0-24512              84-1273503
      (State or other
       jurisdiction               (Commission          (IRS Employer
      of incorporation            File Number)       Identification No.)

             2102 Business Center Drive Suite 115E, Irvine, CA 92612
                    (Address of principal executive offices)

               Registrant's telephone number, including area code
                                 (949) 253-4633

                           e-Net Financial Corporation
          (Former name or former address, if changed since last report)


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     ITEM 2. ACQUISITION OF DISPOSITION OF ASSETS

a. On or about December 21, 1999 e-Net Financial Corporation (the Company) acquired VPN.COM JV PARTNERS (VPN), a company involved in vertically integrated communications systems.

     All assets, including but not limited to, tangible ones such as computers, servers, and related telecommunications equipment, as well as non-tangible assets such as contracts, on-going business relationships, and "goodwill," are included in the acquisition.

     The Company will pay one hundred forty-five thousand dollars ($145,000), over a one year period, and five hundred thousand (500,000) shares of EMB Corporation common stock for the acquisition.


     The value of the EMB Corporation Common Stock, as of a recent date was $0.27 per share, or $135,000 for 500,000 shares. The present value of the $145,000 cash payment, discounted at 6% is $136,300.

     The total, $271,300, represents approximately 3 times the projected annual earnings of the acquisition and is estimated to be approximately half of the total investment necessary to operate VPN over the projected period.

     Fifty percent of VPN was acquired from Digital Integrated Systems, Inc.
     (DIS), a Nevada Corporation. Fifty percent of VPN was acquired from EMB Corporation, a Hawaii Corporation.

     DIS received in return for its fifty percent interest in VPN one hundred and forty-five thousand dollars ($145,000), payable in installments over a one year period. EMB Corporation received five hundred thousand (500,000) shares of EMB Corporation Common Stock in return for its fifty percent interest in VPN.

     Mr. Paul Stevens is the President and Chief Executive Officer of VPN. Mr. Stevens is also the sole owner of DIS. The Company acquired five hundred thousand (500,000) shares of EMB Corporation Common Stock (the Stock used to compensate EMB Corporation for its interest in VPN) from Mr. Stevens. Mr. Stevens received, in return for this stock, 125,000 shares of the Company's Common Stock.

     The cash that is used in this transaction will be paid out over one year. These funds will come from on-going operations, a projected private placement of unregistered stock, and/or loans from major stockholders in the Company.

     Many of the assets acquired are computer hardware and software, and telecommunications equipment. These are used by VPN in their business of supplying vertically integrated communications to their customers. It is the Company's intention to continue and expand this business. The equipment will be used for the same purposes. The Registrant does not intend to make any material changes in the operations of the Acquired Company.

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b.   On January 12, 2000, the Company entered into an agreement with EMB
     Corporation, a Hawaii corporation ("EMB"), whereby the Company will acquire certain assets of EMB. The assets being sold to the Company constitute the financial services subsidiaries of EMB.

     The agreement contemplates that the Company will acquire all of the outstanding stock, currently held by EMB, of American Residential Funding, Inc., Residential Mortgage Corporation and Bravo Real Estate, Inc. In addition, EMB will transfer to the Company all of the rights of EMB to acquire Titus Asset Management ("Titus"), under an existing Letter of Intent between EMB and Titus. In exchange, EMB will receive 7,500,000 shares of common stock of the Company and cash in the amount of $4,000,000.

     The consummation of the transaction is subject to standard closing conditions and (a) the Company's filing of a Registration Statement with the Securities and Exchange Commission, (b) the effectiveness of the Registration Statement and (c) the receipt by the Company of minimum net proceeds of $20,000,000 from the sale to the public of its common stock which will be registered under the Registration Statement.

     The purchase of these assets by the Company from EMB Corporation is still in the process of final negotiation. There are no assurances that the purchase will be consummated and no third party should rely upon finalization of this sale in making other business decisions.

     Item 5. Other Events.

     The Company has changed its name to e-Net.Com Corporation. This change was made to better reflect the high tech, internet orientation of the Company.

     Item 7. Financial Statements or Exhibits

     c.   Financial Statements - None
     d.   Exhibits -

               3.1  Amended Articles of Incorporation

               10 Purchase Agreement between EMB Corporation and e-Net Financial Corporation dated January 12, 2000.

               10.1 Purchase Agreement between DIS and e-Net Financial
                    Corporation dated December 22, 1999 for VPN.

               10.2 Purchase Agreement between EMB and e-Net Financial
                    Corporation dated December 22, 1999 for VPN.

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date January 20, 2000                       e-Net.com Corporation

                                            /s/ Michael Roth
                                            ----------------
                                            Michael Roth, President